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                            JOINT FILING AGREEMENT
                            ----------------------

THIS AGREEMENT dated the 13th day of March, 1998.

WHEREAS:

A. Logan International Corp. ("Logan") is the beneficial owner of 142,500 shares of 5% Cumulative Redeemable Convertible Preferred Stock, Series 1 (the "Preferred Stock") of ICHOR Corporation ("ICHOR") and a further 2,500,000 shares of common stock of ICHOR, Sutton Park International Ltd. ("Sutton") is the beneficial owner of 175,000 shares of Preferred Stock, Constable Investments Ltd. ("Constable") is the beneficial owner of 85,000 shares of Preferred Stock, and MFC Bancorp Ltd. ("MFC") is the indirect beneficial owner of the Preferred Stock held by Logan, Sutton and Constable and a further 3,970,320 shares of common stock of ICHOR (including the shares of common stock held by Logan); and

B. Each of MFC, Logan, Sutton and Constable (each a "Filer" and collectively, the "Filers") are responsible for filing a Schedule 13D or
Schedule 13 D/A (the "Schedule 13D/A") relating to the acquisition of the Preferred Stock, pursuant to U.S. securities laws;

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1. Each Filer covenants and agrees that it is individually eligible to use the Schedule 13D/A which is to be filed;

2. Each Filer is individually responsible for the timely filing of any amendments to the Schedule 13D/A, and for the completeness and accuracy of the information concerning themselves, but is not responsible for the completeness and accuracy of any of the information contained in the
    Schedule 13D/A as to any other Filer, unless such Filer knows or has reason to believe that the information is inaccurate;

3. This Schedule 13D/A contains the required information with regard to each Filer and indicates that it is filed on behalf of all Filers; and

4. Each Filer agrees that the Schedule 13D/A to which this Joint Filing Agreement is attached as Exhibit 1 is filed on its behalf.

IN WITNESS WHEREOF the parties have duly executed this Joint Filing
Agreement.

MFC BANCORP LTD.                             LOGAN INTERNATIONAL CORP.

By:  /s/ Michael J. Smith                    By:  /s/ Michael J. Smith
    ----------------------------                 --------------------------
    Michael J. Smith, President                  Michael J. Smith, President

SUTTON PARK INTERNATIONAL LTD.               CONTABLE INVESTMENTS LTD.

By:  /s/ Michael J. Smith                    By:  /s/ Michel J. Smith
    ----------------------------                 --------------------------
    Michael J. Smith, Director                   Michael J. Smith, Director